UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2006 (June 1, 2006)

UAP Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51035	11-3708834
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 356-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

General

On June 1, 2006, United Agri Products, Inc. (“United Agri Products”) replaced its existing revolving credit facility and entered into a new senior secured term loan facility (collectively, the “Amended Credit Facilities”), the proceeds of which were used to pay the tender offer consideration and related expenses (as discussed in Item 8.01 below), and for general corporate purposes.

Description Of Amended Credit Facilities

The Amended Credit Facilities include: (a) a six year senior secured term loan facility in the aggregate principal amount of $175 million (the “Term Facility”), and (b) a five year senior secured asset based revolving credit facility in the aggregate principal amount of $675 million (the “Revolving Facility”), including $50 million for letters of credit. Availability of the Revolving Facility is subject to a borrowing base formula, which includes availability of an overadvance during certain periods.

Scheduled Amortization Payments And Mandatory Prepayments

The Term Facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date.

In addition, the Amended Credit Facilities require United Agri Products to prepay outstanding term loans:

•	if United Agri Products’ leverage ratio is greater than 3.5:1.0, with 50% of its excess cash flow, beginning with the fiscal year ended February 25, 2007; and

•	with 100% of the net cash proceeds of certain asset sales and dispositions if the total of such net cash proceeds would exceed $7.5 million in a given fiscal year.

Voluntary Prepayments And Reduction And Termination Of Commitments

United Agri Products is able to voluntarily prepay loans and permanently reduce the loan commitments under the Amended Credit Facilities at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any. The revolving loan commitment cannot be reduced to less than the outstanding balance of revolving loans. In addition, United Agri Products is able to terminate the revolving loan commitment without paying a premium or penalty upon prior written notice, and United Agri Products is able to revoke or defer such notice. Upon termination of the revolving loan commitment, United Agri Products is required to repay all outstanding revolving loans and to cash collateralize all outstanding letter of credit obligations.

Interest And Applicable Margins

The Amended Credit Facilities provide that interest rates are based on, at United Agri Products’ option, (a) LIBOR plus the applicable margin (as defined below) and (b) the base rate, which will be the higher of (i) the rate publicly quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and (ii) the Federal Funds rate plus 0.50%, plus the applicable margin.

The applicable margin for the Term Facility is 2.00% for LIBOR advances and 0.75% for base rate advances. The applicable margin for the Revolving Facility is 1.25% for LIBOR advances and 0.00% for base rate advances, and the applicable margin for the overadvance is 2.25% for LIBOR advances and 1.00% for base rate advances.

United Agri Products has the option of requesting, subject to certain limitations, that loans be made as LIBOR loans, that any part of outstanding base rate loans (except swingline loans) be converted to LIBOR loans and that any outstanding LIBOR loan be converted to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable at the end of each applicable interest rate period, but in any event at least every three months. With respect to base rate loans, interest is payable on the first business day of each month. In each case, calculations of interest will be made on the basis of a 360-day year (365-day year in the case of base rate loans), in each case for the actual number of days elapsed.

Fees

The Amended Credit Facilities require the payment of the following fees:

•	certain administrative fees specified in a fee letter entered into with the lead arrangers or as otherwise agreed from time to time;

•	an unused line fee in an amount equal to an applicable unused line fee margin of 0.25% multiplied by the difference between the average daily amount by which the aggregate commitments exceed the outstanding revolving loans during the preceding month;

•	a letter of credit fee equal to the average daily undrawn face amount of all letter of credit obligations outstanding during the preceding month multiplied by a per annum rate of 1.25%; and

•	customary administrative and other fees and charges.

Guarantees And Collateral

The obligations of United Agri Products and certain subsidiary borrowers are guaranteed by UAP Holdings and its subsidiaries. The Revolving Facility is secured by a first-priority lien in all accounts, inventory, general intangibles related to accounts and inventory and all proceeds of the foregoing (“Current Asset Collateral”) of UAP Holdings and its subsidiaries and a second priority lien (subject to certain exclusions and exceptions) on other assets and proceeds of such other assets. The Term Facility is secured by a first-priority lien (subject to certain exclusions and exceptions) in all assets of UAP Holdings and its subsidiaries and all proceeds thereof other than the Current Asset Collateral, and a second-priority lien in the Current Asset Collateral.

Covenants

The Amended Credit Facilities contain financial, affirmative and negative covenants that we believe are usual and customary for facilities of this type. The negative covenants in the Amended Credit Facilities include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on UAP Holdings’, United Agri Products’ and their subsidiaries’ ability to:

•	declare dividends and make other distributions;

•	prepay, redeem or repurchase certain subordinated indebtedness;

•	make loans and investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify their organizational documents;

•	change their fiscal year;

•	restrict dividends from subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell their assets; and

•	enter into transactions with their affiliates.

In addition, the Amended Credit Facilities require UAP Holdings and its subsidiaries to maintain a minimum fixed charge coverage ratio if availability falls below $50,000,000.

Events Of Default

Events of default under the Amended Credit Facilities include customary events of default, including, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control and cross-defaults.

Item 8.01	Other Events.

On May 16, 2006, the UAP Holding Corp. (“UAP Holdings”) and United Agri Products (collectively, the “Companies”) jointly issued a press release announcing the completion of their previously announced tender offers and consent solicitations for the 10 3/4% Senior Discount Notes due 2012 issued by UAP Holdings (the “10 3/4% Discount Notes”) and the 8 1/4% Senior Notes due 2011 issued by United Agri Products (the “8 1/4% Notes” and, together with the 10 3/4% Discount Notes, the “Notes”). The Companies have accepted for purchase $123,055,000 principal amount at maturity of the 10 3/4% Discount Notes (representing approximately 98.4% of the previously outstanding 10 3/4% Discount Notes) and $203,484,703 principal amount of the 8 1/4% Notes (representing approximately 99.9% of the previously outstanding 8 1/4% Notes). The Companies agreed to pay the consent payment to all holders of Notes who validly tendered their Notes in the tender offers prior to the Expiration Date. Accordingly, UAP Holdings paid total consideration of $118,780,069.30 for the 10 3/4% Discount Notes and United Agri Products paid total consideration of $227,168,287.58 for the 8 1/4% Notes. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As previously reported on May 17, 2006, the Companies, in connection with their tender offers and consent solicitations for the Notes, entered into supplemental indentures, dated as of May 17, 2006. The supplemental indentures eliminate most of the restrictive covenants of the indentures governing the Notes and certain other provisions. In connection with the completion of the tender offers and consent solicitations, the supplemental indentures are now effective.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Second Amended And Restated Credit Agreement, dated June 1, 2006, by and among United Agri Products, Inc., United Agri Products Canada Inc., UAP Distribution, Inc., Loveland Products, Inc., the other persons party thereto that are designated as Credit Parties, General Electric Capital Corporation, GE Canada Finance Holding Company, and the other financial institutions party thereto designated as Lenders.

99.1	Press Release dated June 1, 2006 relating to the closing of the amended credit facilities and completion of the tender offers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2006	UAP HOLDING CORP. (Registrant)

	By:	/s/ Todd A. Suko
Todd A. Suko Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
4.1	Second Amended And Restated Credit Agreement, dated June 1, 2006, by and among United Agri Products, Inc., United Agri Products Canada Inc., UAP Distribution, Inc., Loveland Products, Inc., the other persons party thereto that are designated as Credit Parties, General Electric Capital Corporation, GE Canada Finance Holding Company, and the other financial institutions party thereto designated as Lenders.

99.1	Press Release dated June 1, 2006 relating to the closing of the amended credit facilities and completion of the tender offers.